Delta Natural Gas Company, Inc.
                            3617 Lexington Road
                         Winchester, Kentucky 40391


              Notice To Common Shareholders Of Annual Meeting
                        To Be Held November 21, 2002




Please take notice that the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 21, 2002 at 10:00 a.m. for the purposes of:

(1)  Electing three Directors for three year terms expiring in 2005; and

(2)  Acting on such other business as may properly come before the meeting.


Holders of Common Stock of record at the close of business on October 7, 2002 will be entitled to vote at the meeting.




Glenn R. Jennings

President and Chief Executive Officer

Winchester, Kentucky
October 14, 2002

--------------------------------------------------------------------------------

To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.

--------------------------------------------------------------------------------

                       Proxy Statement

               Delta Natural Gas Company, Inc.
                     3617 Lexington Road
                  Winchester, Kentucky 40391

                 Information Concerning Proxy



This solicitation of proxies is made by Delta Natural Gas Company, Inc. ("Delta" or "the Company"), upon the authority of Delta's Board of Directors and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 14, 2002. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of Delta in person or by telephone, but without extra compensation. As part of its duties as registrar and transfer agent, Fifth Third Bank mails Delta's proxy solicitation materials to shareholders. Fees for this service are included in the annual fee paid by Delta to Fifth Third Bank for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John F. Hall, Vice President - Finance, Secretary and Treasurer of Delta.


                                  Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 2002, 2003 or 2004. The terms of three Directors, Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr., are scheduled to end in 2002. Glenn
R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. are nominated to continue as Directors for a new three year term ending 2005.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace them as a Nominee. Management presently has no knowledge that any of the Nominees will refuse or be unable to serve.

The names of Directors and Nominees and certain information about them are set forth below:

                                Additional Business
Name, Age and Position           Experience During            Period of Service
      Held With Delta                Last Five Years               As Director


Donald R. Crowe (3) - 68        Retired Senior Analyst        1966 to present
Director                        Department of Insurance
                                Commonwealth of Kentucky
                                Lexington, Kentucky

Jane Hylton Green (2) - 72      Retired Vice President -      1976 to present
Director                        Human Resources and
                                Secretary, Delta  and
                                Delta's subsidiaries

Lanny D. Greer (3) - 51         Chairman of the Board and     2000 to present
Director                        President, First National
                                Financial Corporation and
                                First National Bank
                                (commercial banking);
                                Manchester, Kentucky

Billy Joe Hall (3) - 65         Investment Broker,            1978 to present
Director                        LPL Financial Services
                                (general brokerage
                                services)
                                Mount Sterling, Kentucky

Glenn R. Jennings (1) - 53      President and Chief           1984 to present
Vice Chairman of the            Executive Officer and
Board, President and            Director of Delta's
Chief Executive Officer         subsidiaries


Lewis N. Melton (1)- 62         Professional Engineer         1999 to present
Director                        Secretary
                                Vaughn & Melton, Inc.
                                Middlesboro, Kentucky
                                (consulting engineering)

                                Additional Business
Name, Age and Position           Experience During            Period of Service
      Held With Delta                Last Five Years               As Director



Harrison D. Peet (2) - 82       Chairman of the Board of      1950 to present
Chairman of the Board           Delta's subsidiaries

Arthur E. Walker, Jr.(1) - 57
Director                        President                     1981 to present
                                The Walker Company
                                (general and
                                highway construction)
                                Mount Sterling, Kentucky

Michael R. Whitley (2)- 59      Retired Vice-Chairman,        2000 to present
                                President and Chief
                                Operating Officer
                                LG&E Energy Corp.
                                (diversified utility)
                                Louisville, Kentucky;
                                Chairman of the Board,
                                President and Chief
                                Executive Officer
                                KU Energy and Kentucky
                                Utilities
                                (electric utility)
                                Lexington, Kentucky

(1)  Term expires November 21, 2002.

(2)  Term expires on date of Annual Meeting of Shareholders in 2003.

(3)  Term expires on date of Annual Meeting of Shareholders in 2004.

                           Committees and Board Meetings

Delta has an Audit Committee comprised of Mrs. Green and Messrs. Hall (Chairman), Greer and Whitley. The Committee met five times during fiscal 2002. The Committee operates pursuant to a written charter, which was amended on August 22, 2002, following the enactment of the Sarbanes-Oxley Act. Under its charter, the Committee is empowered to review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board. Prior to the amendment to the Audit Committee charter, the Committee was also empowered to recommend independent auditors to the Board. The amended charter authorizes the Committee to be directly responsible for the appointment, compensation and oversight of the work of Delta's independent auditors and requires the independent auditors to report directly to the Audit Committee. The Committee has been in compliance with its written charter.

Delta has a Nominating and Compensation Committee comprised of Messrs. Crowe, Melton and Walker. The Committee, which met two times during fiscal 2002, is empowered to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel matters. The Committee also is empowered to present to the Board names of individuals who would make suitable Directors. The Committee will consider Nominees recommended by Shareholders, if such nominations are submitted in writing to the attention of Mr. Glenn R. Jennings at Delta's corporate office in Winchester, Kentucky.

Delta has an Executive Committee comprised of Messrs. Jennings, Peet and Walker. The Committee, which did not meet during fiscal 2002, is empowered to act for and on behalf of the Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

During fiscal 2002, Delta's Board of Directors held four meetings. All Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.

Each Non-Officer Director (except for the Chairman) receives a monthly Directors' fee of $700.00 and an additional retainer of $100.00 per month for service on each Board committee and an additional further retainer of $100.00 per month for service as the Chairman of each Board committee. Mr. Peet, as Chairman of the Board of Directors, is paid a monthly fee of $4,000.00. Mr. Jennings, as Vice-Chairman of the Board of Directors, is paid a monthly fee of $1,000.00. In 2002, Messrs. Crowe, Hall and Walker each received a bonus of $1,728.00. Mrs. Green and Messrs. Greer, Melton and Whitley each received a bonus of $1,536.00. Mr. Peet, as Chairman of the Board of Directors, received a bonus of $7,680.00, and Mr. Jennings, as Vice Chairman of the Board of Directors, received a bonus of $1,920.00. In addition, each Director except Mr. Crowe, was issued without cost to the Director one hundred shares of Delta's common stock in fiscal year 2002. Mr. Crowe received $2,189.00 in lieu of the common stock.


                   Officers of Delta
                                                                    Date Began
                                                                     In This
Name                    Position(1)                        Age      Position(2)

John B. Brown(3)        Controller                         35           3/1/99


Johnny L. Caudill       Vice President -                   53           3/1/95
                        Administration and
                        Customer Service

John F. Hall            Vice President -                   59           3/1/95
                        Finance, Secretary
                        and Treasurer

Alan L. Heath           Vice President -                   55           5/21/84
                        Operations and
                        Engineering

Glenn R. Jennings       President and                      53           11/17/88
                        Chief Executive Officer


(1) Each Officer is normally elected to serve a one year term. Each Officer's current term is scheduled to end on November 21, 2002, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting, except Mr. Jennings has an employment contract in his present capacity through November 30, 2006 (see "Employment Agreement and Change in Control Agreements").

(2) All current Officers except Mr. Brown have functioned as Officers of Delta for at least five years.

(3) Mr. Brown was elected an Officer on March 1, 1999. Mr. Brown held the position of Manager - Accounting & Finance for 4 years. Prior to that, Mr. Brown, a Certified Public Accountant, was employed in various accounting capacities for approximately 5 years by Arthur Andersen LLP.

                          Board Nominating and Compensation Committee
                                Report on Executive Compensation

The Nominating and Compensation Committee of the Board of Directors ("Committee") is composed of three independent, non-employee directors. Among other duties, the Committee is responsible for developing and making recommendations to the Board with respect to Delta's executive compensation. All decisions by the Committee relating to the compensation of Delta's executive officers, including the Chief Executive Officer, are reviewed and given final approval by the full Board of Directors. During 2002, no decisions of the Committee were modified in any material way or rejected by the full Board.

The goal of the Committee in establishing the compensation for the Company's executive officers is to provide fair and appropriate levels of compensation that will ensure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's officers, including all executive officers and the Chief Executive Officer, are determined in a manner similar to that for all employees, using a pay grade system established with the assistance of a consulting firm. Salary grades are developed for all positions in the Company through the use of external comparisons with other companies and are periodically adjusted. The salary grades have a minimum and maximum compensation level for each grade. Salary increases for executive officers are established by the Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive officers and their position in their individual pay grades. There is no specific, quantified relationship between corporate performance and individual compensation.

There is no formal bonus plan for executive officers or the Chief Executive Officer. Bonuses have been paid in the past from time to time, at the discretion of the Board of Directors, based on the Company's overall performance and the contributions and performances of the individual officers and other employees. There has been no specific, quantified relationship between corporate performance and individual bonuses.

A summary of the compensation awarded to Glenn R. Jennings, President and Chief Executive Officer of the Company, Alan L. Heath, Vice President - Operations and Engineering, John F. Hall, Vice President - Finance, Secretary and Treasurer and Johnny L. Caudill, Vice President - Administration and Customer Service, is set forth in the "Summary Compensation Table". The compensation paid and the other components of Mr. Jennings', Mr. Heath's, Mr. Hall's and Mr. Caudill's 2002 salary packages are generally consistent with prior years.

                                    Donald R. Crowe,  Committee Chairman
                                    Lewis N. Melton
                                    Arthur E. Walker, Jr.


                                    Audit Committee Report

The Audit Committee is made up of non-employee directors who are independent, as defined in the applicable National Association of Securities Dealers listing standards. Delta's Board adopted a written charter for the Audit Committee. The Board amended the charter on August 22, 2002, following the enactment of the Sarbanes-Oxley Act. The amended charter is attached to this Proxy Statement as Appendix A. The Committee has complied with its charter including the requirement to meet periodically with Delta's independent auditors and its internal auditor (with and without management present) to discuss the auditors' findings and other financial and accounting matters.

Deloitte & Touche LLP, Delta's independent auditor, has provided the Audit Committee with written assurance of its independence (as required by Independence Standards Board Standard No. 1). The Audit Committee also met with Deloitte & Touche LLP and discussed Deloitte & Touche LLP's independence, the results of its audit and other matters required to be discussed by applicable accounting standards (including SAS 61).

During fiscal 2003, Deloitte & Touche will provide Delta certain legally permissible, non-audit services. The Audit Committee has considered whether the provision of service to Delta by Deloitte & Touche LLP such non-audit is compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee has reviewed and discussed with management the audited financial statements that appear in the 2002 Annual Report.

The Audit Committee recommended to the Board of Directors that the financial statements for 2002 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Company incurred the following fees for services performed by Deloitte & Touche LLP in fiscal 2002:

     Audit fees - Fees for the fiscal year 2002 audit and the review of Forms 10-Q are $56,700.00.

     Financial information systems design and implementation fees - Deloitte & Touche LLP did not render any services related to financial information systems design and implementation for the fiscal year ended June 30, 2002.

     All other fees - There were no other aggregate fees billed for all other services rendered by Deloitte & Touche LLP for the fiscal year ended June 30, 2002.



                                       Billy Joe Hall, Committee Chairman
                                       Jane Hylton Green
                                       Lanny D. Greer
                                       Michael R. Whitley

Summary Compensation Table

     The following table sets forth information for the last three fiscal years concerning the compensation of the Company's Chief Executive Officer and the other three (3) Executive Officers whose total annual salary and bonus exceeded $100,000.


                                          Annual
       Name and                       Compensation                   All Other
Principal Position      Year       Salary          Bonus         Compensation(1)


Glenn R. Jennings       2002       $168,000      $  28,800            $ 24,000
   President and        2001       $162,400    $  40,320              $ 24,000
   Chief Executive      2000       $158,400    $  12,992              $ 24,000
   Officer

Alan L. Heath           2002       $112,000     $   9,600             $    --
   Vice President -     2001       $106,000     $  13,024             $    --
   Operations and       2000       $103,300     $   4,240             $    --
   Engineering

Johnny L. Caudill       2002       $100,200      $   8,496            $    --
  Vice President -      2001       $  95,200     $  12,024            $    --
  Administration and    2000       $  92,400     $   3,808            $    --
  Customer Service

John F. Hall            2002       $  99,700     $   8,456            $    --
  Vice President -      2001       $  94,700     $  11,965            $    --
  Finance, Secretary    2000       $  91,900     $   3,788            $    --
  and Treasurer



(1) During each of the last three fiscal years, Delta forgave a portion of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan).

                       Comparison of Five Year Cumulative Total Return
                         Among the Company, S & P Utilities Index and
                           Natural Gas Distribution Industry Index


The following graph sets forth a comparison of five year cumulative total return among the common shares of the Company, the S & P Utilities Index and the Edward
D. Jones & Co. Natural Gas Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 1997 in each of the common shares of the Company, the S & P Utilities Index and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of fifteen natural gas distribution companies chosen by Edward D. Jones & Co. The Company is one of the companies included in the Industry Index.


















                         1997      1998      1999      2000      2001      2002

Delta                    100.0    106.6     106.6     105.2     143.7     168.4

S & P Utilities Index    100.0    130.2     141.4     146.9     178.2     121.5

Industry Index           100.0    120.4     129.6     122.8     160.3     164.6

                        Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring in 2002 at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:


Average Annual                  Estimated Annual Benefits For
Compensation                       Years of Service Indicated
(Five Year
Average)          15         20          25          30            35

$100,000       $  32,000   $ 43,000    $  53,000   $  64,000     $  75,000
  125,000         41,000     54,000       68,000      82,000        95,000
  150,000         50,000     66,000       83,000      99,000       116,000
  175,000         58,000     78,000       97,000     117,000       136,000
  200,000         67,000     90,000      112,000     134,000       157,000


The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.8 % of the highest five years average monthly salary for each year of service plus .55% of the highest five years average monthly salary in excess of covered compensation for each year of service, not to exceed 35 years. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the "Summary Compensation Table"). An employee may also elect from various joint, survivor, lump sum and annuitant provisions that would change the above amounts. Social Security benefits would be in addition to the amounts received under Delta's pension plan.

Mr. Jennings, Mr. Heath, Mr. Hall and Mr. Caudill have twenty-three years, eighteen years, twenty-three years and thirty years, respectively, of credited service in the plan.



                  Employment Agreement and
                Change in Control Agreements


Delta has an agreement with Mr. Jennings that provides for Mr. Jennings' employment in his present capacity through November 30, 2006, and such agreement automatically extends one additional year on each November 30, unless either Delta or Mr. Jennings delivers to the other notice that such automatic extension shall not occur. This agreement provides for the termination of Mr. Jennings' employment in the event of his death or disability or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined generally to include:
(i) the acquisition of 20% of Delta's voting stock by any entity, group or person; (ii) a change in the majority of Delta's Board of Directors; or (iii) certain organic changes involving Delta (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of Delta's assets, or similar transactions) that result in significant shifts in the ownership or control of Delta.

If Delta terminates Mr. Jennings' employment in violation of the agreement, Delta is required to continue to pay Mr. Jennings as severance pay his salary for the number of years remaining under the agreement, but in no event less than three years. If Mr. Jennings terminates his employment in good faith following a change in control, as described in the preceding paragraph, he is entitled to payment of the same total amount of severance pay described in the immediately preceding sentence, but in a lump sum payment, payable upon his termination. Mr. Jennings' current yearly salary is $180,000.

If Delta terminates Mr. Jennings in violation of the agreement, or if Mr. Jennings terminates his employment in good faith following a change in control, then, in addition to his severance pay, Mr. Jennings, for the years remaining under the agreement, but in no event less than three years, will continue to participate in all employee benefits and programs for which he otherwise would have been eligible and may at his option elect to receive title to the automobile then being provided to him by Delta, and Delta will forgive any remaining balance on the loan made to him (see "Certain Relationships and Related Transactions" for a description of this loan) and will pay Mr. Jennings an amount equal to any state or federal excise taxes he is required to pay as a result of payments made to him under the agreement.

Delta also has agreed to indemnify Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

On March 1, 2000, Delta entered into agreements with Mr. Heath, Mr. Caudill and Mr. Hall. The terms of the agreements become operative with a change in control while Mr. Heath, Mr. Caudill and Mr. Hall are corporate officers of Delta. For the purpose of the agreements, a change in control is defined generally to include: (i) the acquisition of 20% of Delta's voting stock by any entity, group or person; (ii) a change in the majority of Delta's Board of Directors; or (iii) certain organic changes involving Delta (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of Delta's assets, or similar transactions) that result in significant shifts in the ownership or control of Delta.

The agreements provide that Mr. Heath, Mr. Caudill and Mr. Hall may continue in the employment of Delta in their customary positions for a period of three years immediately following a change in control. During this time they would receive compensation consisting of (i) a base salary which would be not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with Delta's regular compensation practices; and (ii) incentive and bonus awards not less than the annualized amount of any such awards paid to them for the twelve months ending on the date of a change in control. In addition, their agreements provide for the continuance, at not less than the levels immediately before the change in control, of their employee benefit plans and practices.

Under the agreements, if Mr. Heath, Mr. Caudill and Mr. Hall are terminated by Delta without cause during the three year period immediately following a change in control, their compensation and benefits and service credits under the employee benefit plans will be continued for the remainder of the period, but in no event for less than two years following termination of employment. The current yearly salaries of Mr. Heath, Mr. Caudill and Mr. Hall are $120,000, $106,200, and $105,700, respectively. If so terminated without cause, Mr. Heath, Mr. Caudill and Mr. Hall may elect to receive their total base salary due as a lump sum payment and, in lieu of Delta's normal obligation to furnish them an automobile, may elect to receive title to the automobile then currently being furnished to them. Delta also agrees to pay Mr. Heath, Mr. Caudill and Mr. Hall an amount equal to any state or federal excise taxes they are required to pay as a result of payments made to them under the agreement. If Mr. Heath, Mr. Caudill and Mr. Hall determine that in good faith they cannot continue to fulfill their responsibilities as a result of a change in control, then that is to be considered termination without cause.

Delta has agreed to indemnify Mr. Heath, Mr. Caudill and Mr. Hall for actions taken by them in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

                              Security Ownership Of Certain
                           Beneficial Owners and Management (1)

                                           Amount and Nature
                                                Of Beneficial        Percent Of
Name Of Owner                              Ownership(2)(3)(4)           Stock

Donald R. Crowe (5)(8)                     14,700                        *
                                 (8,100 shares jointly owned)

Jane Hylton Green (5)                         10,366
                                 (922 shares jointly owned)              *

Lanny D. Greer (5)                             200                       *

Billy Joe Hall (5)                           5,444                       *

Glenn R. Jennings (5) (6)                  8,611                         *

Lewis N. Melton (5)                         7,839                        *

Harrison D. Peet (5)(7)                    17,136                        *
                                  (14,600 shares jointly owned)

Arthur E. Walker, Jr. (5)                  11,862                        *

Michael R. Whitley  (5)                    10,200                        *


All Directors and Officers                 95,344                       3.7%
as a Group (13 persons)          (23,674 shares jointly owned)


* Less than 1%.




(1)  The only class of stock issued and outstanding is Common Stock.

(2) Under the terms of Delta's Employee Stock Purchase Plan, all Officers and employees (with certain limited exceptions) have the right to contribute 1% of their July 1, 2002 annual salary level on a monthly basis. At the end of fiscal 2002, Delta will issue its Common Stock, based upon 2003 contributions, using an average of the high and low sale prices of Delta's stock as quoted in the National Association of Securities Dealers Automated Quotation National Market System on the last business day in June, 2003, and will match those shares so purchased. If employees cease to participate in the plan prior to year end, their contributions will be returned with no matching Company portion. The continuation and terms of the plan are subject to approval by Delta's Board of Directors on an annual basis. As a result, all the persons listed who are Officers (Directors, however, have no rights under this plan, unless they are also Officers) have the right to participate in the Plan in 2003. Stock acquired pursuant to the Plan during fiscal 2003 will not be issued until July, 2003. Accordingly, ownership figures in the above table do not include shares to be issued under the Plan for fiscal 2003.

(3) The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(4) The figures, which are as of August 1, 2002, are based on information supplied to Delta by its Officers and Directors.

(5)  Director.

(6)  Officer.

(7)  The listed shares include 14,600 shares held by Mr. Peet's wife.

(8) The listed shares include 7,500 shares held by Mr. Crowe's wife and 600 shares held by his grandchildren.






                                      Appointment of Auditors

During the last year, Delta's Audit Committee monitored Arthur Andersen LLP's situation and reexamined whether continued retention of Arthur Andersen as Delta's outside auditors was appropriate. As recommended by Delta's Audit Committee, Delta's Board of Directors dismissed Arthur Andersen as its independent public accountant effective May 21, 2002. Arthur Andersen completed its review of the third quarter 2002 financial information and related regulatory filings and services for Delta.

Arthur Andersen's reports on Delta's financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits for the two most recent fiscal years and through the date of dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference thereto in its report on Delta's financial statements. Also, during the two most recent fiscal years and through the date of dismissal, there were no "reportable events", as such term is used in Item 304(a)(1)(v) of Regulation S-K.

On May 21, 2002, Delta's Board of Directors, upon recommendation of the Audit Committee, approved the selection of Deloitte & Touche LLP to serve as independent public accountant for the 2002 fiscal year. During the years ended June 30, 2001 and 2000 and through the date hereof, Delta did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Delta's financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.


Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders, and they will have an opportunity to make a statement, if they so desire, and will be available to respond to questions.



                        Certain Relationships and Related Transactions

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a Director of Delta, under the terms of which Mr. Jennings received a secured loan of $160,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 6%, payable monthly, with Delta forgiving $2,000 of the principal amount for each month of service Mr. Jennings completes. The outstanding balance on this loan was $154,000 as of August 31, 2002. The maximum amount outstanding during fiscal 2002 was $160,000.

                          Submission of Shareholders' Proposals

The Bylaws of Delta do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at the annual meeting of shareholders.

Any proposal by a shareholder to be submitted for possible inclusion in Delta's proxy soliciting materials for its 2003 annual meeting of shareholders must be received by Delta no later than June 16, 2003.


                                Discretionary Voting Authority

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 21, 2002. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares in their discretion.

Rule 14a-4 of the SEC's proxy rules allows Management to use discretionary authority to vote on a matter coming before an annual meeting of shareholders and not included in Management's proxy statement. This discretionary voting authority is limited to matters about which management does not have notice at least 45 days before the date on which management's prior year's proxy materials were first mailed to shareholders in connection with the prior year's annual meeting. In addition Management may also use discretionary voting authority if it received timely notice of such matters (as described in the preceding sentence) and if, in the proxy statement, it describes the nature of such matter and how Management intends to exercise its discretion to vote on the matter. Accordingly, for Delta's 2003 Annual Meeting of Shareholders, any such notice must be submitted to the Corporate Secretary of Delta on or before August 30, 2003.

This requirement is separate from the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in Delta's Proxy Statement, as described above in the section entitled "Submission of Shareholder Proposals".


                                Financial Statements

Delta's 2002 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.

                       Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, persons who own greater than 10 percent of the Company's equity securities, the Company's directors and certain officers are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish the Company with copies of all such reports they file.

Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that during fiscal 2002 all filing requirements applicable to their respective directors and officers, and 10 percent shareholders were satisfied.


                                 Other Matters

As of the close of business on October 7, 2002, the record date fixed for determination of voting rights, Delta had outstanding 2,544,479 shares of Common Stock, each share having one vote. A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a higher vote is required by law.

Under applicable Kentucky law, each Common Shareholder of Delta is entitled to vote cumulatively for the election of Directors. This means that each Common Shareholder has the right to give one Nominee votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the Shareholder owns or to distribute such votes among two or more Nominees as the Shareholder desires. The three nominees for Director receiving the highest number of votes will be elected.

There are no conditions precedent to the exercise of cumulative voting rights.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 2002, by submitting a request in writing to: John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

John F. Hall

Vice President - Finance,
Secretary and Treasurer

October 14, 2002

                                                                    APPENDIX A

                               DELTA NATURAL GAS COMPANY, INC.
                                 AUDIT COMMITTEE CHARTER


I.       ORGANIZATION

     A. The Audit Committee is composed of not less than three members of the Board of Directors and shall meet the qualification requirements set forth in I.B.

     B.   The  Audit  Committee   shall  be  comprised   solely  of  independent
          Directors. To be independent, a Director:

          1. Shall not presently nor within the past three years have been an active officer or employee of the Company or its subsidiaries;

          2. Other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other board committee of the Company, shall not accept any consulting, advisory, or other compensatory fee from the Company, nor be an affiliated person of the Company or any of its subsidiaries;

          3.   Shall  not   accept   compensation   from  the   Company  or  its
               subsidiaries in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

          4. Shall not have a member of his or her immediate family who is or has been in the past three years employed by the Company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

          5. Shall not be a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

          6. Shall not be employed as an executive of another entity where any of the Company's executives serve on the entity's compensation committee; and

          7.   Shall not have any  relationship  which would  interfere with the
               exercise   of   independent   judgment   in   carrying   out  the
               responsibilities of a Director or Audit Committee member.

     C. All members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement or shall become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee shall have had past employment experience in finance or accounting or a professional certification in accounting or comparable experience or background which results in that individual possessing financial sophistication.

     D. The members of the Audit Committee, and a Chairman of the Committee, shall be approved by the Board of Directors and shall serve until their successors shall be duly elected and qualified. If a Chairman of the Audit Committee is not selected by the Board, the members of the Audit Committee shall designate a Chairman. The Chairman of the Audit Committee may convene a meeting of the Audit Committee at his/her option and discretion, in addition to regularly scheduled meetings.

     E. The Audit Committee is authorized to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

     F. The Company will provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the accounting firm employed by the Company for the purpose of rendering or issuing an audit report and to any counsel or advisers employed by the Audit Committee pursuant to the terms of this Charter.



II.  PURPOSE:

     The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by (i) reviewing financial information which will be provided to shareholders and others, (ii) reviewing the internal control systems which management and the Board have established, (iii) reviewing the performance of the internal auditors and the independent public accountants and (iv) appointing, overseeing, determining levels of compensation and, where appropriate, replacing the independent public accountants.


III. RESPONSIBILITIES AND DUTIES:

     The Audit Committee shall:

     A.   General

          1. Be directly responsible for the appointment, compensation, and oversight of the work of the public accounting firm employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and such accounting firm shall report directly to the Audit Committee.

          2. Meet with the independent public accountants and the internal auditor:

               a.   At least annually; and

               b.   At such other times as is appropriate.

          3. Have the power to conduct or authorize investigations into any matters within the scope of its responsibilities.

          4. Review its charter periodically and recommend to the Board of Directors appropriate changes to its charter.

     B.   Relationship to the Independent Public Accountants

          1. Before the annual audit, meet with the independent public accountants, review the scope and nature of the audit engagement, and recommend changes wherever considered necessary.

          2. After completion of the audit, discuss with the independent public accountants:

               a. The results of the annual audit, including significant audit adjustments; and

               b.   Their view of the status of the Company's internal controls;
                    and

               c.   The impact on the financial statements of new pronouncements
                    and   prospective   changes  in   accounting   and  auditing
                    standards; and

               d.   Any   changes   in  planned   scope  and  any   difficulties
                    encountered; and

               e.   The resolution of disagreements (if any) with management.

          3. Periodically consult with the independent public accountants out of the presence of management about internal controls, the quality of the Company's financial reporting, and the adequacy/capability of the financial staff given the business and changes in operations.

     C.   Relationship to the Internal Auditor

          1. Communicate with the Company's internal auditor, review the internal audit scope, assess the internal audit work performed and recommend changes when necessary; and

          2. Review the internal audit work plan and scope for adequacy as it relates to the work of the independent public accountants; and

          3. Review any changes required in planned scope and any difficulties encountered; and

          4. Periodically consult with the internal auditor out of the presence of management.

     D.   Policies

          1. Not engage the auditors, contemporaneously with the audit, to provide the Company with any of the following non-audit services:

               a. Bookkeeping or other services related to the accounting records or financial statements of the Company; and

               b.   Financial information systems design and implementation; and

               c. Appraisal or valuation services, fairness opinions, or contribution-in-kind reports; and

               d.   Actuarial services; and

               e.   Internal audit outsourcing services; and

               f.   Management functions or human resources; and

               g. Broker or dealer, investment adviser, or investment banking services; and

               h.   Legal services and expert  services  unrelated to the audit;
                    and

               i.   Any  other  service  subsequently   declared   impermissible
                    through the action of any proper governmental authority.

          2. Preapprove all auditing services (which may entail providing comfort letters in connection with securities underwritings).

          3. Preapprove all permissible non-audit services (including tax services) that exceed in the aggregate $10,000 in any fiscal year that are provided by the auditors to the Company, provided, however, that the auditor for the Company may not, contemporaneously with the audit, provide the Company with any of the non-audit services listed in subparagraphs D.1.a. through D.1.i., above.

          4. Report to the Board of Directors for disclosure in the Company's periodic reports under the Securities Exchange Act of 1934 any approval of non-audit services to be performed by the Company's auditors.


          5. Oversee the independence of the outside auditor. The Audit Committee shall, as a part of that responsibility:

               a. Review, annually, the independence of the independent public accountants; and

               b. Ensure the receipt of a formal written statement from the independent public accountants delineating relationships between the independent public accountants and the Company, consistent with Independence Standards Board Standard No. 1; and

               c. Engage in a dialogue with the independent public accountants with respect to any disclosed relationships or services that may impact the objectivity of the independent public accountants.

          6. Review matters within the scope of its duties, such as determining compliance with internal accounting controls and with regulations of governmental bodies; and review recommendations made by the Board of Directors, management, the independent public accountants, or the internal auditors to improve internal accounting controls, to enhance current management practices, or to adopt or change accounting principles.

          7. Review with management and the independent public accountants legal and regulatory matters that may have a material impact on the financial statements and related compliance policies.

     E.   Communication and Reporting

          1.   Provide  for  a  line  of  communication  between  the  Board  of
               Directors   and  both   internal   auditing   personnel  and  the
               independent public accountants.

          2. Report its findings to the Board after each Audit Committee meeting.

FORM OF PROXY


                            DELTA NATURAL GAS COMPANY, INC.
                                Holders of Common Stock
                                  Appointment of Proxy

                         For the Annual Meeting of Shareholders
                       To Be Held November 21, 2002 at 10:00 a.m.
                       at the Principal Office of the Company at 3617 Lexington Road, Winchester, Kentucky


     The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the Annual Meeting of its Shareholders to be held November 21, 2002 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.


     This proxy is solicited on behalf of the Board of Directors, which recommends votes FOR all items. It will be voted as specified. If not specified, the shares represented by this proxy will be voted FOR all items.

     Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.

Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.       Election of Directors
         Nominees for three year term expiring 2004:

                                               Glenn R. Jennings
                                               Lewis N. Melton
                                               Arthur E. Walker, Jr.


      --                    ---                        ---
      FOR all Nominees      WITHHELD all Nominees     FOR all
                                                      Nominees EXCEPT
                                                      those listed below


                                                      -------------------------


                                      NUMBER OF SHARES




                        SIGN EXACTLY AS NAME(S) APPEARS HEREON:

                        X______________________________________

                        X______________________________________

         If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                             Date ____________________________, 2002

     Delta Natural Gas Company, Inc. ("Delta" or "the Company") is engaged primarily in the distribution, transmission, storage and production of natural gas through facilities located in 23 counties in central and southeastern Kentucky. Delta serves 40,000 residential, commercial, industrial and transportation customers and makes transportation deliveries to several inter-connected pipelines.

     Unless the context requires otherwise, references to Delta include Delta's wholly-owned subsidiaries, Delta Resources, Inc. ("Delta Resources"), Delgasco, Inc. ("Delgasco"), and Enpro, Inc. ("Enpro"). Delta Resources buys gas and resells it to industrial or other large use customers on Delta's system. Delgasco buys gas and resells it to Delta Resources and to customers not on Delta's system. Enpro owns and operates production properties and undeveloped acreage.

     Delta operates under two segments, a regulated segment and a non-regulated segment (see Note 11 of the Notes to Consolidated Financial Statements).

     Delta was incorporated under Kentucky law in 1949. Its principal executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Its telephone number is (859) 744-6171, and its fax number is (859) 744-6552. Delta's website is www.deltagas.com.



Delta's Mission Statement. . . .

Delta will be a premier provider of natural gas services while having a significant positive impact on the general welfare of its customers, employees and shareholders.


Selected Consolidated Financial Information


For the Years Ended June 30,           2002          2001          2000          1999        1998(a)

Summary of Operations ($)

   Operating revenues            55,929,780    70,770,156    45,926,775    38,672,238    44,258,000

   Operating income               8,401,452     8,721,719     8,176,722     6,652,070     6,731,859

   Net income                     3,636,713     3,635,895     3,464,857     2,150,794     2,451,272

   Basic and diluted earnings
      per common share                 1.45          1.47          1.42           .90          1.04

   Dividends declared
      per common share                 1.16          1.14          1.14          1.14          1.14

Average Number of Common
Shares Outstanding
(Basic and Diluted)               2,513,804     2,477,983     2,433,397     2,394,181     2,359,598

Total Assets ($)                127,948,525   124,179,138   112,918,919   107,473,117   102,866,613

Capitalization ($)

   Common shareholders'
      equity                     34,182,277    32,754,560    31,297,418    29,912,007    29,810,294

   Long-term debt                48,600,000    49,258,902    50,723,795    51,699,700    52,612,494

      Total capitalization       82,782,277    82,013,462    82,021,213    81,611,707    82,422,788

Short-Term Debt ($)(b)           21,105,000    19,250,000    11,375,000     8,145,000     3,665,000

Other Items ($)

   Capital expenditures           9,421,765     7,069,713     8,795,653     7,982,143    11,193,613

   Total plant                  156,305,063   147,792,390   141,986,856   133,804,954   127,028,159


(a)  During March,  1998,  $25,000,000 of debentures were sold, and the proceeds were used to repay short-term debt and to redeem the Company's  $10,000,000 of 9% debentures.

(b)  Includes current portion of long-term debt.

TO OUR SHAREHOLDERS

Despite a very warm winter reflected in heating degree-days for 2002 that were 11% warmer than the thirty-year average ("normal") temperatures, our earnings for 2002 were $1.45 per common share. This compares with $1.47 the previous year when heating degree-days were 7% colder than normal.

Our weather adjustment tariff for residential and small commercial customers for the November- March winter period helped to ease our revenue volatility due to weather variances. This adjusted rates for those customers and helped to buffer the impact of reduced sales volumes of 864,000 Mcf this year compared to 2001. Our regulated business transported 913,000 Mcf, or 34%, more gas for off-system deliveries to inter-connected pipelines this year compared to last year, and the transportation revenue from this additional business helped to offset some of the negative impacts of the warmer year. Our non-regulated businesses continued to provide a solid contribution to our financial results.

We have also benefited from lower costs in some areas, such as interest on short-term borrowings. We have strived to control and reduce operating and maintenance costs while operating the Company efficiently and providing excellent service in every aspect of our business. We emphasize quality in all that we do. Customer service evaluations are provided to customer when service is rendered and these are returned to Delta throughout the year. For calendar 2001, these responses indicated a high level of customer service satisfaction. Also, a recently completed random customer survey further supported this conclusion.

We will continue to operate Delta as a top-quality organization. We shall at the same time be cost conscious and pursue increased efficiencies. We will continue to assist in growth opportunities being realized in our service area, with a broad goal to add value for customers, employees and you, our owners.

Delta has a fine group of hard-working and dedicated employees. Not only do they do an excellent job, but it is obvious that they want to excel and do the best possible in their positions with Delta and for our customers. We thank them all for their sincere efforts this past year in helping Delta to prosper and provide quality to those we serve.

We greatly appreciate your support of Delta. We will do our best to return our full support to the Company and to you. Your Board of Directors reflected this attitude with its decision at the August 22, 2002 Board meeting to increase the quarterly dividend paid on common stock to $.295 per share, payable September 15 to shareholders of record August 31, 2002. This represented a 1.7 % increase on an annualized basis.


Sincerely,



H.D. Peet
Chairman of the Board




Glenn R. Jennings
President and Chief Executive Officer


August 23, 2002

Summary of Operations

                                         General

     Delta Natural Gas Company, Inc. provides natural gas distribution to retail customers and also provides gas transportation service to industrial customers and interconnected pipelines.

     Delta operates under two segments, a regulated segment and a non-regulated segment. See Note 11 of the Notes to Consolidated Financial Statements.

     Delta's regulated segment sells natural gas to 40,000 retail customers in 23 predominately rural communities in central and southeastern Kentucky. In addition, Delta transports gas to industrial customers on Delta's system who purchase gas in the open market. Delta also transports gas on behalf of local producers and customers not on Delta's distribution system.

     Delta's   non-regulated   segment   operates   through   two   wholly-owned
subsidiaries, Delta Resources, Inc. and Delgasco, Inc. These subsidiaries purchase gas from gas marketers and Kentucky producers and resell the gas to industrial customers on Delta's system and to others not on Delta's distribution system. Enpro, Inc., another wholly-owned subsidiary that is part of the non-regulated segment, produces natural gas and oil that is sold in the non-regulated market.


Gas Operations and Supply

     Currently, over 99% of Delta's customers are residential and commercial. Delta's remaining light industrial customers purchased 4% of the total volume of gas sold by Delta at retail during 2002.

     The communities in Delta's service area typically contain populations of less than 20,000. The three largest service areas are Nicholasville, Corbin and Berea, where Delta serves 7,000, 6,000 and 4,000 retail customers, respectively. The communities served by Delta continue to expand, resulting in some growth opportunities for the Company. Industrial parks have been developed in several areas and have resulted in additional industrial customers, some of whom purchase gas through Delta's regulated segment.

     The economy of Delta's service area is based principally on light industry, farming and coal mining. Delta's revenues are affected by various factors, including rates billed to customers, the cost of natural gas, economic conditions in the areas that Delta serves, weather conditions and competition.

     Delta competes for retail customers and sales with alternative sources of energy, including electricity, coal, oil, propane and wood. Delta Resources and Delgasco, who purchase gas and resell it to various industrial customers and others, also compete for their customers with producers and marketers of natural gas. Higher gas costs, which the Company is generally able to pass through to customers, may influence customers to conserve, or, in the case of industrial customers, to use alternative energy sources. Also, the potential bypass of Delta's system by industrial customers and others is a competitive concern that Delta has addressed and will continue to address through rate design and marketing strategies.

     Delta's retail sales are seasonal and temperature-sensitive, as the majority of the gas sold by Delta is used for heating. This seasonality impacts Delta's liquidity position and its management of its working capital requirements. Variations in the average temperature during the winter impacts its revenues year-to-year. The impact of average temperature variations is ameliorated, however, by regulatory rules that allow Delta to vary rates charged customers in response to weather conditions that vary from thirty-year average ("normal") weather in the five traditional winter months billed in December through April. (see Management's Discussion and Analysis of Financial Condition and Results of Operations).

     Retail gas sales in 2002 were 3,664,000 Mcf, generating $38,175,000 in revenues, as compared to 4,529,000 Mcf and $47,174,000 in revenues for 2001. Heating degree days billed during 2002 were 89.0% of normal as compared with 106.8% in 2001. Sales volumes decreased by 865,000 Mcf, or 19%, in 2002 as compared to 2001.

     Delta's transportation of natural gas during 2002 generated revenues of $5,046,000 as compared with $4,709,000 during 2001. Of the total transportation revenues in 2002, $3,826,000 (4,866,000 Mcf) was earned for transportation of gas to customers on Delta's distribution system ("on-system"), while $1,220,000 (3,590,000 Mcf) was earned for transportation of gas to customers outside Delta's distribution system ("off-system"). Of the total transportation revenues for 2001, $3,895,000 (4,768,000 Mcf) and $814,000 (2,677,000 Mcf) were earned for transportation for on-system and off-system customers, respectively.

     As an active participant in many areas of the natural gas industry, Delta plans to continue its efforts to expand its gas distribution system and customer base. Delta continues to consider acquisitions of other gas systems, some of which are contiguous to its existing service areas, as well as expansion within its existing service areas.

     Delta also anticipates continuing activity in gas production and transportation and plans to pursue and increase these activities wherever practicable. Delta will continue to consider the construction, expansion or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation, enhanced supply and system flexibility.

     Some producers in Delta's service area can access certain pipeline delivery systems other than Delta, which provides competition from others for transportation of gas. Delta will continue its efforts to purchase or transport any natural gas available that is produced in reasonable proximity to its facilities.

     Delta receives its gas supply from a combination of interstate and Kentucky sources. Delta acquires its interstate gas supply from gas marketers. Delta's interstate gas supply is transported to Delta from production and storage fields by Tennessee Gas Pipeline Company ("Tennessee"), Columbia Gas Transmission Corporation ("Columbia"), Columbia Gulf and Texas Eastern Transmission Corporation.

     Delta's agreements with Tennessee extend until 2003 and unless terminated by Tennessee or Delta, shall automatically renew thereafter on subsequent five-year terms. Tennessee is obligated under the agreements to transport up to 19,600 Mcf per day for Delta. During 2002, Tennessee transported a total of 1,109,000 Mcf for Delta under these agreements.

     All but two of Delta's agreements with Columbia and Columbia Gulf extend through 2008 and thereafter continue on a year-to-year basis until terminated by one of the parties to the particular agreement. The two other agreements currently continue on a year-to-year basis. Under these agreements, Columbia is obligated to transport up to 12,500 Mcf per day for Delta, and Columbia Gulf is obligated to transport up to 4,300 Mcf per day for Delta. During 2002, Columbia and Columbia Gulf transported a total of 555,000 Mcf for Delta under these agreements.

     Delta currently has agreements with two gas marketers. Under these commodity requirements contracts, the marketers are obligated to supply the volumes consumed by Delta's regulated customers in the respective Tennessee or Columbia serviced areas. Gas prices are based on index prices. One of the agreements began May 1, 2000 and extends through April 30, 2003 with an option to extend the agreement for one additional year. The other agreement currently continues on a year-to-year basis. Delta purchases gas from other gas marketers as needed at either current market prices or forward market prices.

     Delta has an agreement with Columbia Natural Resources ("CNR") to purchase natural gas through October 31, 2004. Delta purchased 55,000 Mcf from CNR during 2002. CNR delivers this gas to Delta's customers on CNR's pipelines.

     Delta also purchased 25,000 Mcf of natural gas from its wholly-owned subsidiary, Enpro, Inc., during 2002.

     Delta owns and operates an underground natural gas storage field which is used to provide storage for a significant portion of Delta's winter gas supply needs. This storage capability permits Delta to purchase and store gas during the non-heating months and then withdraw and sell the gas during the peak usage months. During 2002, 1,900,000 Mcf was withdrawn from this storage field.

     Delta continues to seek additional new gas supplies from available sources. Delta will continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost effective sources of gas for its customers.


Regulatory Matters

     Delta's retail natural gas distribution and its transportation services are subject to the regulatory authority of the Public Service Commission of Kentucky ("PSC") with respect to various aspects of Delta's business, including rates and service to retail and transportation customers. Delta monitors the need to file a general rate case as a way to adjust its sales prices.

     On December 27, 1999, Delta received approval from the PSC for an annual revenue increase of $420,000. This resulted from Delta's last rate case that was filed by Delta in July, 1999. The approval included a weather normalization provision that permits Delta to adjust base rates for the billing months of December through April to reflect variations from normal winter weather.

     Delta's rates include a Gas Cost Recovery ("GCR") clause, which permits changes in Delta's gas supply costs to be reflected in the rates charged to customers. The GCR requires Delta to make quarterly filings with the PSC, but such procedure does not require a general rate case.

     During July, 2001, the PSC required an independent audit of the gas procurement activities of Delta and four other gas distribution companies as part of its investigation of increases in wholesale natural gas prices and their impacts on customers. The PSC indicated that Kentucky distributors had generally developed sound planning and procurement procedures for meeting their customers' natural gas requirements and that these procedures had provided customers with a reliable supply of natural gas at reasonable costs. The PSC noted the events of the prior year, including changes in natural gas wholesale markets, and required the audits to evaluate distributors' gas planning and procurement strategies in light of the recent more volatile wholesale markets, with a primary focus on a balanced portfolio of gas supply that balances cost issues, price risk and reliability. The consultants that were selected by the PSC are currently completing this audit. Delta has received a draft of the consultant's report and is in the process of reviewing and commenting on it. The draft report contains procedural and reporting-related recommendations in the areas of gas supply planning, organization, staffing, controls, gas supply management, gas transportation, gas balancing, response to regulatory change and affiliate relations. The report also addresses several general areas for the five distribution companies involved in the audit, including Kentucky natural gas price issues, hedging, GCR mechanisms, budget billing, uncollectible accounts and forecasting. Delta cannot predict how the PSC will interpret or act on any audit recommendations. As a result, Delta cannot predict the impact of this regulatory proceeding on the Company's financial position or results of operations.

     In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds. No utility may obtain a franchise until it has obtained approval from the PSC to bid on a local franchise. Delta holds franchises in four of the cities and seven other communities it serves. In the other cities and communities served by Delta, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required or do not want to offer a franchise. Delta attempts to acquire or reacquire franchises whenever feasible.

     Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community. To date, the absence of a franchise has had no adverse effect on Delta's operations.


Capital Expenditures

     Capital expenditures during 2002 were $9.4 million and for 2003 are estimated to be $9.8 million. The Company's planned expenditures include system extensions as well as the replacement and improvement of existing transmission, distribution, gathering and general facilities.


                                     Financing

     The Company's capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of credit. The current available line of credit is $40 million, of which $19.4 million had been borrowed at June 30, 2002.

     Present plans are to utilize the short-term line of credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.

     During 2002 the requirements of the Employee Stock Purchase Plan (see Note 4(c) of the Notes to Consolidated Financial Statements) were met through the issuance of 4,916 shares of common stock resulting in an increase of $96,000 in Delta's common shareholders' equity. The Dividend Reinvestment and Stock Purchase Plan (see Note 5 of the Notes to Consolidated Financial Statements) resulted in the issuance of 28,506 shares of common stock providing an increase of $590,000 in Delta's common shareholders' equity.



Common Stock Dividends and Prices

     Delta has paid cash dividends on its common stock each year since 1964. While it is the intention of the Board of Directors to continue to declare dividends on a quarterly basis, the frequency and amount of future dividends will depend upon the Company's earnings, financial requirements and other relevant factors, including limitations imposed by the indenture for the Debentures. There were 2,298 record holders of Delta's common stock as of August 1, 2002.

     Delta's common stock is traded in the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol DGAS. The accompanying table reflects the high and low sales prices during each quarter as reported by NASDAQ and the quarterly dividends declared per share.

                               Range of Stock Prices($)             Dividends
Quarter                         High             Low               Per Share($)

Fiscal 2002

First                           20.43             18.90                  .29
Second                          20.99             18.67                  .29
Third                           23.08             19.75                  .29
Fourth                          22.50             21.47                  .29

Fiscal 2001

First                           18.00             15.25                  .285
Second                          19.62             16.25                  .285
Third                           20.31             17.69                  .285
Fourth                          20.75             18.00                  .285

Management's Discussion and Analysis of Financial Condition and Results of Operations


                                       Overview

     The Company's utility operations are subject to regulation by the PSC, which has a significant role in determining the Company's return on equity. The PSC approves rates that are intended to permit a specified rate of return on investment. The Company's rate tariffs allow the cost of gas to be passed through to customers (see Business - Regulatory Matters).

     The Company's business is temperature-sensitive. Accordingly, the Company's sales volumes in any given period reflect, in addition to other factors, the impact of weather, with colder temperatures generally resulting in increased sales volumes by the Company. The Company anticipates that this sensitivity to seasonal and other weather conditions will continue to be reflected in the Company's sales volumes in future periods. However, Delta's current tariffs, approved by the PSC effective January 1, 2000, provide for some adjustment of gas rates through a weather normalization tariff (see Business - Regulatory Matters). Under the weather normalization tariff, Delta's rates for residential and small non-residential customers are generally increased when winter weather is warmer than normal and decreased when winter weather is colder than normal. Delta is permitted to adjust rates for these classes of customers for the billing months of December through April under this tariff.


Liquidity and Capital Resources

     Because of the seasonal nature of Delta's sales, the smallest proportion of cash generated from operations is received during the warmer months when sales volumes decrease considerably. Additionally, most construction activity takes place during the non-heating season because of more favorable weather conditions. During the warmer, non-heating months, therefore, cash needs for operations and construction are partially met through short-term borrowings.

     Capital expenditures for Delta for fiscal 2003 are expected to be $9.8 million. The capital expenditures will be made for system extensions as well as the replacement and improvement of existing transmission, distribution, gathering and general facilities.

     Delta has been generating internally only a portion of the cash necessary for its capital expenditure requirements and thus finances the balance of its capital expenditures on an interim basis through the use of its borrowing capability under its short-term line of credit. The current available line of credit is $40,000,000, of which $19,355,000 was borrowed at June 30, 2002. The line of credit, which is with Bank One, Kentucky, NA, requires renewal during October, 2002. The Company intends to pursue renewal or to enter into a new agreement and seek substantially the same terms as the existing agreement.

     These short-term borrowings are periodically repaid with the net proceeds from the sale of long-term debt and equity securities, as was done in March, 1998 when the net proceeds of $24,100,000 from the sale of $25,000,000 of debentures were used to repay short-term debt and to redeem the Company's 9% debentures, that would have matured in 2011, in the amount of $10,000,000.

     The primary cash flows during the last three years are summarized below:

                                        2002            2001           2000

Provided by operating activities    $10,511,896     $ 2,652,572    $ 8,827,505
Used in investing activities         (9,421,765)     (7,069,713)    (8,795,653)
Provided by (used in) financing
activities                           (1,028,996)      4,185,248        115,554

Net increase (decrease) in cash and
cash equivalents                    $    61,135     $  (231,893)   $   147,406

     Cash provided by operating activities consists of net income and noncash items including depreciation, depletion, amortization and deferred income taxes. Additionally, changes in working capital are also included in cash provided by operating activities. The Company expects that internally generated cash, coupled with short-term borrowings, will be sufficient to satisfy its operating, normal capital expenditure and dividend requirements.

Results of  Operations

Operating Revenues

     The decrease in operating revenues for 2002 of $14,840,000 was primarily attributable to decreased sales volumes and decreased gas rates. Sales volumes decreased due to the warmer winter weather in 2002. Gas rates decreased due to lower gas prices, net of increases from the impact of the weather normalization tariff.

     The increase in operating revenues for 2001 of $24,843,000 was primarily attributable to increased gas rates and increased sales volumes. Gas rates increased due to higher gas prices, net of decreases from the impact of the weather normalization tariff. Sales volumes increased due to the colder winter weather in 2001.

     Heating  degree days billed for 2002 were 89.0% of normal as compared  with
106.8 % of normal for 2001 and 89.6% of normal for 2000.

     The following table sets forth certain variations in revenues for the last two fiscal years:


                                             2002 compared       2001 compared
                  Increase (Decrease)          to 2001                to 2000
Variations in regulated revenues
      Gas rates                                $ (1,930,000)    $ 11,364,800
      Weather normalization adjustment            1,935,000       (1,634,000)
      Sales volumes                              (9,002,000)       5,715,700
      Transportation                                529,000           69,100
      Other                                         (49,000)          57,400
           Total                               $ (8,517,000)    $ 15,573,000

Variations in non-regulated revenues
      Gas rates                                $ (6,354,000)    $  8,669,000
      Sales volumes                                  32,000          601,000
      Other                                          (1,000)              --

           Total                                 (6,323,000)       9,270,000

                Total variations in revenues     $(14,840,000)    $ 24,843,000

Percentage variations in regulated volumes
      Gas sales                                         (19.1)           18.0
      Transportation                                     13.6            16.8

Percentage variations in non-regulated gas
sales volumes
      Gas sales                                            .4             7.7


Operating Expenses

     The decrease in purchased gas expense for 2002 of $14,551,000 was due primarily to the 21.3% decrease in the cost of gas purchased for retail sales and the 10.7% decrease in volumes sold.

     The increase in purchased gas expense for 2001 of $23,493,000 was due primarily to the 73% increase in the cost of gas purchased for retail sales and the 13% increase in volumes sold, both related to the above detailed revenue variations.

     The following table sets forth certain variations in purchased gas expense for the last two fiscal years:

                                           2002 compared         2001 compared
                                                to 2001             to 2000

Variations in regulated gas expense
     Gas rates                               $  (2,887,000)      $  11,505,000
     Purchase volumes                           (4,877,000)          2,967,000
          Total                              $  (7,764,000)      $  14,472,000

Variations in non-regulated gas expense
     Gas rates                               $  (6,651,000)      $   8,308,000
     Purchase volumes                             (136,000)            713,000
          Total                              $  (6,787,000)      $   9,021,000

         Total variations in gas expense     $ (14,551,000)      $  23,493,000





Basic and Diluted Earnings Per Common Share

     For the years ended June 30, 2002, 2001 and 2000, basic earnings per common share changed as a result of changes in net income and the increased average common shares outstanding that resulted from the common shares issued under Delta's dividend reinvestment plan and shares issued to employees during the periods. There are no potentially dilutive securities, therefore basic and diluted earnings per common share are the same.


Market Risk

     Delta serves its regulated customers using a combination of spot market gas purchases and forward gas purchases. The price of spot market gas is based on the market price at the time of delivery, while the price of a forward purchase is fixed months prior to the delivery of the gas. Some of Delta's gas purchases are injected into gas storage facilities in the non-heating months and withdrawn from storage for delivery to customers during the heating season. The Company has minimal price risk resulting from these gas purchase and storage arrangements because these gas costs are passed on to Delta's regulated customers through the gas cost recovery rate mechanism.

     Delta's non-regulated subsidiaries actively pursue gas sales opportunities for customers within and outside the Company's service area. At the time the Company makes a sales commitment to one of these customers, the Company attempts to cover this position immediately with gas purchase commitments matched to the terms of the related sales contract. The non-regulated subsidiaries attempt to minimize their exposure to price volatility by predetermining the gross profit on their sales at the time of each sales commitment.

     None of the Company's gas contracts is accounted for using the fair value method of accounting. While some of the Company's gas purchase contracts meet the definition of a derivative, the Company has designated these contracts as "normal purchases" under SFAS No. 133, "Accounting for Derivatives".


     Delta is exposed to risk resulting from changes in interest rates on its variable rate notes payable. The interest rate on the notes payable is benchmarked to the monthly London Interbank Offered Rate. Delta's outstanding notes payable amounted to $19,355,000 and $16,800,000, as of June 30, 2002 and 2001, respectively. Based on the amount of the outstanding notes payable on June 30, 2002, a one percent increase (decrease) in average interest rates would result in a decrease (increase) in annual pre-tax net income of $194,000. See
(6) of the Notes to Consolidated Financial Statements.


                            Factors That May Affect Future Results

     Management's Discussion and Analysis of Financial Condition and Results of Operations and the other sections of this report contain forward-looking statements that are not statements of historical facts. These forward-looking statements are identified by their language, which may in some cases include words such as "estimates", "attempts", "expects", "monitors", "plans", "anticipates", "intends", "continues" or "will continue", "believes", and similar expressions. Such forward-looking statements may concern future matters (among other matters) such as: Delta's cost and the availability of natural gas supplies; Delta's capital expenditures; its sources and availability of funding for operation and expansion; Delta's anticipated growth and growth opportunities through system expansion and acquisition; competitive conditions; Delta's production, storage, gathering and transportation activities; regulatory and legislative matters; dividends; and external and internal funding sources.

     Such forward-looking statements are accordingly subject to important risks and uncertainties that could cause the Company's actual results to differ materially from those expressed in any such forward-looking statements.

     Factors that could cause future results to differ materially from those expressed in or implied by the forward-looking statements or historical results include the impact or outcome of:

o The ongoing restructuring of the gas industry and the outcome of the regulatory proceedings related to that restructuring.

o    The changing regulatory environment generally.

o A change in the rights under present regulatory rules to recover for costs of gas supply, other expenses and investments in capital assets.

o    Uncertainty in Delta's capital expenditure requirements.

o Changes in economic conditions, demographic patterns and weather conditions in Delta's retail service areas.

o Changes affecting Delta's cost of providing gas service, including changes in gas supply costs, interest rates, the availability of external sources of financing for Delta's operations, tax laws, environmental laws, and the general rate of inflation.

o Changes affecting the cost of competing energy alternatives and competing gas distributors.

o Changes in accounting principles and tax laws or the application of such principles and laws to Delta.



                              New Accounting Pronouncements

     Effective June, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 eliminates the pooling-of-interests method and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. It also requires intangible assets acquired in a business combination to be recognized separately from goodwill. SFAS No. 141 had no impact on the Company's financial position or results of operations with respect to business combination transactions that occurred prior to June 30, 2001. SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for upon their acquisition and afterwards. The primary impact of SFAS No. 142 is that future goodwill and intangible assets with indefinite lives will no longer be amortized beginning in 2002. Instead of amortization, goodwill will be subject to an assessment for impairment by applying a fair-value-based test annually and more frequently if circumstances indicate a possible impairment. If the carrying amount of goodwill exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The Company does not have recorded goodwill or intangible assets. Accordingly, these new accounting rules will not presently have a significant impact on the Company.

     In June, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is required to be adopted July 1, 2002. SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations as a liability when the liability is incurred at its fair value. Adoption of SFAS No. 143 is not expected to have a significant impact on the Company.

     In August, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is required to be adopted July 1, 2002. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" and combines the two accounting models into a single model based on the framework established in SFAS No. 121. Adoption of SFAS No. 144 will not have a significant impact on the Company.

     The American Institute of Certified Public Accountants has issued an exposure draft Statement of Position ("SOP") "Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment". This proposed SOP applies to all nongovernmental entities that acquire, construct or replace tangible property, plant and equipment ("PP&E") including lessors and lessees. A significant element of the SOP requires that entities use component accounting for PP&E to the extent future component replacement will be capitalized. At adoption, entities would have the option to apply component accounting retroactively for all PP&E assets, to the extent applicable, or to apply component accounting as an entity incurs capitalizable costs that replace all or a portion of PP&E. The proposed effective date of the SOP is January 1, 2003. The Company is currently analyzing the impact of this proposed SOP.

Delta Natural Gas Company, Inc. and Subsidiary Companies
Consolidated Statements of Income

For the Years Ended June 30,              2002            2001              2000

Operating Revenues                $ 55,929,780     $ 70,770,156     $45,926,775

Operating Expenses

   Purchased gas                  $ 30,157,225     $ 44,707,739     $21,214,834

   Operation and maintenance         9,685,746        9,844,728       9,139,143

   Depreciation and depletion        4,080,944        3,840,450       3,989,090

   Taxes other than income
     taxes                           1,354,913        1,423,020       1,338,486

   Income taxes (Note 3)             2,249,500        2,232,500       2,068,500

      Total operating expenses    $ 47,528,328     $ 62,048,437     $37,750,053

Operating Income                    $8,401,452       $8,721,719     $ 8,176,722

Other Income and Deductions, Net        17,018           31,141          42,866

Income Before Interest Charges      $8,418,470       $8,752,860     $ 8,219,588

Interest Charges

   Interest on long-term debt       $3,728,847       $3,775,856     $ 3,845,565

   Other interest                      891,750        1,179,949         748,006

   Amortization of debt expense        161,160         161,160          161,160

      Total interest charges        $4,781,757       $5,116,965     $ 4,754,731

Net Income                          $3,636,713       $3,635,895     $ 3,464,857

Weighted Average Number of
   Common Shares Outstanding
    (Basic and Diluted)              2,513,804        2,477,983       2,433,397

Basic and Diluted Earnings
  Per Common Share                     $  1.45          $  1.47         $  1.42

Dividends Declared Per
  Common Share                         $  1.16          $  1.14         $  1.14

The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows

For the Years Ended June 30,                      2002           2001            2000

Cash Flows From Operating Activities
   Net income                                $ 3,636,713    $ 3,635,895     $  3,464,857

   Adjustments to reconcile net
      income to net cash from
      operating activities
      Depreciation, depletion and
        amortization                           4,354,396      4,047,715        4,240,595
      Deferred income taxes and
        investment tax credits                 1,110,916      2,332,458        1,446,444
      Other - net                                595,894        700,091          841,877

   (Increase) decrease in assets
      Accounts receivable                      1,767,741     (1,860,926)      (1,160,957)
      Gas in storage                            (556,871)    (1,665,124)          48,005
      Materials and supplies                      69,663       (129,278)         200,689
      Prepayments                                681,195       (690,662)         (51,964)
      Other assets                            (1,551,055)      (333,402)        (561,893)

   Increase (decrease) in
      liabilities
      Accounts payable                        (1,524,216)     1,647,056        1,630,760
      Refunds due customers                       35,653         (5,708)           2,679
      Deferred (advance recovery of)
         gas cost                                368,648     (4,518,953)      (1,124,219)
      Accrued taxes                              (44,503)      (521,190)         284,891
      Other current liabilities                  128,283         11,340         (302,553)
      Other liabilities                        1,439,439          3,260         (131,706)

         Net cash provided by
           operating activities              $10,511,896    $ 2,652,572     $  8,827,505

Cash Flows From Investing Activities
   Capital expenditures                      $(9,421,765)   $(7,069,713)    $ (8,795,653)

         Net cash used in investing
           activities                        $(9,421,765)   $(7,069,713)    $ (8,795,653)

The accompanying notes to consolidated financial statements are an integral part of these statements.


Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows (continued)

For the Years Ended June 30,               2002           2001            2000

Cash Flows From Financing
   Activities
   Dividends on common stock          $ (2,916,418)   $ (2,825,267)   $ (2,777,372)
   Issuance of common stock, net           707,422         646,514         697,926
   Repayment of long-term debt          (1,375,000)       (810,999)     (1,735,000)
   Issuance of notes payable            36,860,000      52,415,000      27,810,000
   Repayment of notes payable          (34,305,000)    (45,240,000)    (23,880,000)

         Net cash provided by
           financing activities       $ (1,028,996)   $  4,185,248    $    115,554

Net Increase (Decrease) in Cash and
   Cash Equivalents                   $     61,135    $   (231,893)   $    147,406

Cash and Cash Equivalents,
   Beginning of Year                       164,101         395,994         248,588

Cash and Cash Equivalents,
   End of Year                        $    225,236    $    164,101    $    395,994


Supplemental Disclosures of Cash
   Flow Information

Cash paid during the year for
   Interest                           $  4,636,051    $  4,970,327    $  4,626,542
   Income taxes (net of refunds)      $  1,130,566    $    395,737    $    533,908


The accompanying notes to consolidated financial statements are an integral part of these statements.


Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

As of June 30,                                           2002             2001

Assets
   Gas Utility Plant, at cost                   $ 156,305,063    $ 147,792,390
      Less - Accumulated provision for
        depreciation                              (49,142,976)     (45,375,230)

         Net gas plant                          $ 107,162,087    $ 102,417,160

   Current Assets
      Cash and cash equivalents                 $     225,236    $     164,101
      Accounts receivable, less accumulated
        provisions for doubtful accounts of
        $165,000 and $575,000 in 2002 and
        2001, respectively                          2,884,025        4,651,766
      Gas in storage, at average cost               5,216,772        4,659,901
      Deferred gas costs                            4,076,059        4,444,707
      Materials and supplies, at first-in,
        first-out cost                                523,756          593,419
      Prepayments                                     388,794        1,090,515

         Total current assets                   $  13,314,642    $  15,604,409

   Other Assets
      Cash surrender value of officers' life
        insurance (face amount of $1,236,009)   $     344,687    $     354,891
      Note receivable from officer                    158,000          128,000
      Prepaid pension, unamortized debt expense
        and other (Notes 4 and 7)                   6,969,109        5,674,678

         Total other assets                     $   7,471,796    $   6,157,569

            Total assets                        $ 127,948,525    $ 124,179,138




The accompanying notes to consolidated financial statements are an integral part of these statements.

Delta Natural Gas Company, Inc. and Subsidiary Companies

As of June 30,                                           2002           2001

Liabilities and Shareholders' Equity

   Capitalization (See Consolidated Statements
   of Capitalization)
      Common shareholders' equity                $ 34,182,277   $ 32,754,560
      Long-term debt (Notes 7 and 8)               48,600,000     49,258,902

         Total capitalization                    $ 82,782,277   $ 82,013,462

   Current Liabilities
      Notes payable (Note 6)                     $ 19,355,000   $ 16,800,000
      Current portion of long-term
        debt (Notes 7 and 8)                        1,750,000      2,450,000
      Accounts payable                              4,077,983      5,602,199
      Accrued taxes                                   673,873        718,376
      Refunds due customers                            73,973         38,320
      Customers' deposits                             440,568        418,582
      Accrued interest on debt                      1,162,956      1,178,410
      Accrued vacation                                558,066        538,595
      Other accrued liabilities                       503,178        400,898

         Total current liabilities               $ 28,595,597   $ 28,145,380

   Deferred Credits and Other
      Deferred income taxes                      $ 14,078,273   $ 12,851,457
      Investment tax credits                          404,600        449,800
      Regulatory liability (Note 3)                   562,025        632,725
      Additional minimum pension liability          1,461,440           --
          (Note 4)
      Advances for construction and other              64,313         86,314

         Total deferred credits and other        $ 16,570,651   $ 14,020,296

   Commitments and Contingencies (Note 9)        ____________   ____________

            Total liabilities and
              shareholders' equity               $127,948,525   $124,179,138




The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Changes in
Shareholders' Equity

For the Years Ended June 30,                        2002            2001            2000

Common Shares
   Balance, beginning of year               $  2,495,679    $  2,459,067    $  2,413,942
     $1.00 par value of 34,400, 36,612
       and 45,125 shares issued in 2002,
       2001 and 2000, respectively
         Dividend reinvestment and stock
           purchase plan                          28,506          28,958          37,499
         Employee stock purchase plan and
           other                                   5,894           7,654           7,626

   Balance, end of year                     $  2,530,079    $  2,495,679    $  2,459,067

Premium on Common Shares
   Balance, beginning of year               $ 29,657,308    $ 29,038,995    $ 28,386,194
     Premium on issuance of common shares
       Dividend reinvestment and stock
         purchase plan                           561,547         503,897         533,760
       Employee stock purchase plan and
         other                                   111,475         114,416         119,041

   Balance, end of year                     $ 30,330,330    $ 29,657,308    $ 29,038,995

Capital Stock Expense
   Balance, beginning of year               $ (1,925,431)   $ (1,917,020)   $ (1,917,020)
     Dividend reinvestment and stock
       purchase plan                                -___          (8,411)           -___

   Balance, end of year                     $ (1,925,431)   $ (1,925,431)   $ (1,917,020)

Retained Earnings
   Balance, beginning of year               $  2,527,004    $  1,716,376    $  1,028,891
     Net income                                3,636,713       3,635,895       3,464,857
     Cash dividends declared on common
       shares (See Consolidated
       Statements of Income for rates)        (2,916,418)     (2,825,267)     (2,777,372)

   Balance, end of year                     $  3,247,299    $  2,527,004    $  1,716,376




The accompanying notes to consolidated financial statements are an integral part of these statements.


Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Capitalization

As of June 30,                                          2002            2001

Common Shareholders' Equity
   Common shares, par value $1.00 per share
     (Notes 4 and 5)
     Authorized 6,000,000 shares
     Issued and outstanding 2,530,079 and
       2,495,679 shares in 2002 and
       2001, respectively                       $  2,530,079    $  2,495,679
   Premium on common shares                       30,330,330      29,657,308
   Capital stock expense                          (1,925,431)     (1,925,431)
   Retained earnings (Note 7)                      3,247,299       2,527,004

      Total common shareholders' equity         $ 34,182,277    $ 32,754,560

Long-Term Debt (Notes 7 and 8)
   Debentures, 8.3%, due 2026                   $ 14,816,000    $ 14,821,000
   Debentures, 6 5/8%, due 2023                   11,445,000      11,933,000
   Debentures, 7.15%, due 2018                    24,089,000      24,271,000
   Promissory note from acquisition of under-
     ground storage, non-interest bearing,
     due through 2001 (less unamortized
     discount of $16,098 in 2001)                        -__         683,902

      Total long-term debt                      $ 50,350,000    $ 51,708,902


   Less amounts due within one year,
     included in current liabilities              (1,750,000)     (2,450,000)

      Net long-term debt                        $ 48,600,000    $ 49,258,902



         Total capitalization                   $ 82,782,277    $ 82,013,462


The accompanying notes to consolidated financial statements are an integral part of these statements.

DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)  Summary of Significant Accounting Policies

     (a) Principles of Consolidation Delta Natural Gas Company, Inc. ("Delta" or "the Company") has three wholly-owned subsidiaries. Delta Resources, Inc. ("Delta Resources") buys gas and resells it to industrial or other large use customers on Delta's system. Delgasco, Inc. buys gas and resells it to Delta Resources and to customers not on Delta's system. Enpro, Inc. owns and operates production properties and undeveloped acreage. All subsidiaries of Delta are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated.

     (b) Cash Equivalents For the purposes of the Consolidated Statements of Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

     (c) Depreciation The Company determines its provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 2.9%, 2.8% and 3.1% of average depreciable plant for 2002, 2001 and 2000, respectively.

     (d) Maintenance All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense accounts. A betterment or replacement of a unit of property is accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired and also for the net cost of removal.

     (e) Gas Cost Recovery Delta has a Gas Cost Recovery ("GCR") clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred. The Company expenses gas costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

     (f) Revenue Recognition The Company records revenues as billed to its customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled.

     (g) Revenues and Customer Receivables The Company serves 40,000 customers in central and southeastern Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.

     (h) Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (i) Rate Regulated Basis of Accounting The Company's regulated operations follow the accounting and reporting requirements of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation". The economic effects of regulation can result in a regulated company recovering costs from customers in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this results, costs are deferred as assets in the consolidated balance sheet (regulatory assets) and recorded as expenses when such amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for current collection in rates of costs that are expected to be incurred in the future (regulatory liabilities). The amounts recorded by the Company as regulatory assets and regulatory liabilities are as follows:

Regulatory assets ($000)                                 2002            2001

    Deferred gas cost                                    4,076          4,445
    Loss on extinguishment of debt                       1,337          1,395
    Rate case and gas audit expense                        116            142
        Total regulatory assets                          5,529          5,982

Regulatory liabilities ($000)

    Refunds from suppliers that are due customers           74             38
    Regulatory liability for deferred income taxes         562            633
       Total regulatory liabilities                        636            671


The Company is currently earning a return on loss on extinguishment of debt and rate case expenses. Deferred gas costs are presented every three months to the PSC for recovery in accordance with the gas cost recovery rate mechanism.



(2) New Accounting Pronouncements

     Effective June, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 eliminates the pooling-of-interests method and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. It also requires intangible assets acquired in a business combination to be recognized separately from goodwill. SFAS No. 141 had no impact on the Company's financial position or results of operations with respect to business combination transactions that occurred prior to June 30, 2001. SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for upon their acquisition and afterwards. The primary impact of SFAS No. 142 is that future goodwill and intangible assets with indefinite lives will no longer be amortized beginning in 2002. Instead of amortization, goodwill will be subject to an assessment for impairment by applying a fair-value-based test annually and more frequently if circumstances indicate a possible impairment. If the carrying amount of goodwill exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The Company does not have recorded goodwill or intangible assets. Accordingly, these new accounting rules will not presently have a significant impact on the Company.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is required to be adopted July 1, 2002. SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations as a liability when the liability is incurred at its fair value. Adoption of SFAS No. 143 is not expected to have a significant impact on the Company.

     In August, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is required to be adopted July 1, 2002. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" and combines the two accounting models into a single model based on the framework established in SFAS No. 121. Adoption of SFAS No. 144 will not have a significant impact on the Company.

     The American Institute of Certified Public Accountants has issued an exposure draft Statement of Position ("SOP") "Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment". This proposed SOP applies to all nongovernmental entities that acquire, construct or replace tangible property, plant and equipment ("PP&E") including lessors and lessees. A significant element of the SOP requires that entities use component accounting for PP&E to the extent future component replacement will be capitalized. At adoption, entities would have the option to apply component accounting retroactively for all PP&E assets, to the extent applicable, or to apply component accounting as an entity incurs capitalizable costs that replace all or a portion of PP&E. The proposed effective date of the SOP is January 1, 2003. The Company is currently analyzing the impact of this proposed SOP.


(3)   Income Taxes

     The Company provides for income taxes on temporary differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial purposes, differences in recognition of purchased gas cost recoveries and certain other accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties. The Company utilizes the asset and liability method for accounting for income taxes, which requires that deferred income tax assets and liabilities are computed using tax rates that will be in effect when the book and tax temporary differences reverse. The change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes. The temporary differences which gave rise to the net accumulated deferred income tax liability for the periods are as follows:

                                                2002          2001
       Deferred Tax Liabilities
Accelerated depreciation                 $13,436,373   $12,440,957
Deferred gas cost                          1,364,800     1,444,200
Accrued pension                            1,104,200     1,157,200
Debt expense                                 406,300       426,900

   Total                                 $16,311,673   $15,469,257

       Deferred Tax Assets
Alternative minimum tax credits          $ 1,365,200   $ 1,701,100
Regulatory liabilities                       221,700       249,600
Investment tax credits                       159,600       177,400
Other                                        486,900       489,700

    Total                                $ 2,233,400   $ 2,617,800

     Net accumulated deferred
       income tax liability              $14,078,273   $12,851,457





     The components of the income tax provision are comprised of the following for the years ended June 30:

                                         2002          2001           2000
Components of Income Tax Expense
    Current
       Federal                       $   776,200    $   (77,000)   $   568,100
       State                             296,100        (71,700)       137,500
          Total                      $ 1,072,300    $  (148,700)   $   705,600

    Deferred                           1,177,200      2,381,200      1,362,900

          Income tax expense         $ 2,249,500    $ 2,232,500    $ 2,068,500

     Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below:

                                               2002         2001         2000

Statutory federal income tax rate              34.0 %        34.0 %       34.0 %
State income taxes net of federal benefit       5.3           5.4          5.2
Amortization of investment tax credits         (0.8)         (0.9)        (1.1)
Other differences - net                        (0.2)         (0.3)        (0.4)

     Effective income tax rate                 38.3 %        38.2 %       37.7 %


(4)  Employee Benefit Plans

     (a) Defined Benefit Retirement Plan Delta has a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The Company makes annual contributions equal to the amounts necessary to fund the plan adequately. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended March 31, 2002, and a statement of the funded status as of March 31 of both years, as recognized in the Company's consolidated balance sheets at June 30:




                                                             2002            2001
Change in Benefit Obligation
    Benefit obligation at beginning of year          $  8,486,103    $  8,188,361
    Service cost                                          518,496         487,392
    Interest cost                                         657,126         592,537
    Amendments                                          1,514,620            --
    Actuarial loss                                        (84,009)        332,610
    Benefits paid                                        (411,217)     (1,114,797)

    Benefit obligation at end of year                $ 10,681,119    $  8,486,103

Change in Plan Assets
    Fair value of plan assets at beginning of year   $  9,073,398    $ 10,176,049
    Actual return (loss) on plan assets                    14,243        (636,591)
    Employer contribution                                 543,255         648,737
    Benefits paid                                        (411,217)     (1,114,797)
    Fair value of plan assets at end of year         $  9,219,679    $  9,073,398

    Funded status                                    $ (1,461,440)   $    587,295
    Unrecognized net actuarial loss                     2,272,764       1,652,236
    Unrecognized prior service cost                     1,514,620            --__
    Net transition asset                                    --___         (29,262)

        Net pension asset                            $  2,325,944    $  2,210,269

     In addition, the Company has recognized an additional minimum pension liability of $1,461,440 and a corresponding intangible pension asset in the accompanying balance sheet as of June 30, 2002. Effective April 1, 2002, the Company adopted a plan amendment which enhanced the formula for benefits paid under the plan.

     The assets of the plan consist primarily of common stocks, bonds and certificates of deposit. Net pension costs for the years ended June 30 include the following:


                                                 2002          2001          2000
Components of  Net Periodic Benefit Cost
    Service cost                            $ 518,496     $ 487,392     $ 535,681
    Interest cost                             657,125       592,537       538,400
    Expected return on plan assets           (755,307)     (800,303)     (764,449)
    Amortization of unrecognized net loss      36,528          --            --
    Amortization of net transition asset      (29,262)      (42,394)      (42,394)
           Net periodic benefit cost        $ 427,580     $ 237,232     $ 267,238


Weighted-Average Assumptions
    Discount rate                               7.50%         7.75%         7.75%
    Expected return on plan assets              8.00%         8.00%         8.00%
    Rate of compensation increase               4.00%         4.00%         4.00%


During the plan year ended March 31, 2000, Delta eliminated 16 positions in conjunction with a workforce reduction plan. Subsequently, 7 additional positions were eliminated as a result of reorganization of Delta's branch offices, which was completed by June 30, 2000. These events constituted a curtailment under SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits". The combined impact of the curtailment gain, the savings in salary expense, and the cost of one time payments made to severed employees was not material to results of operations in 2000.

SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits", and SFAS No. 112, "Employers' Accounting for Post-Employment Benefits", do not affect the Company, as Delta does not provide benefits for post-retirement or post-employment other than the pension plan for retired employees.

     (b) Employee Savings Plan The Company has an Employee Savings Plan ("Savings Plan") under which eligible employees may elect to contribute any whole percentage between 2% and 15% of their annual compensation. The Company will match 50% of the employee's contribution up to a maximum Company contribution of 2.5% of the employee's annual compensation. For 2002, 2001 and 2000, Delta's Savings Plan expense was $165,500, $154,600 and $170,800, respectively.

     (c) Employee Stock Purchase Plan The Company has an Employee Stock Purchase Plan ("Stock Plan") under which qualified permanent employees are eligible to participate. Under the terms of the Stock Plan, such employees can contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. The Company issues Delta common stock, based upon the fiscal year contributions, using an average of the high and low sale prices of Delta's stock as quoted in NASDAQ's National Market System on the last business day in June and matches those shares so purchased. Therefore, stock with an equivalent market value of $96,300 was issued in July, 2002. The continuation and terms of the Stock Plan are subject to approval by Delta's Board of Directors on an annual basis. Delta's Board has continued the Stock Plan through June 30, 2003.

(5)  Dividend Reinvestment and Stock Purchase Plan

     The Company's Dividend Reinvestment and Stock Purchase Plan ("Reinvestment Plan") provides that shareholders of record can reinvest dividends and also make limited additional investments of up to $50,000 per year in shares of common stock of the Company. Under the Reinvestment Plan the Company issued 28,506, 28,958 and 37,499 shares in 2002, 2001, and 2000, respectively. Delta reserved 150,000 shares for issuance under the Reinvestment Plan in December, 2000, and as of June 30, 2002 there were 106,266 shares still available for issuance.

(6)  Notes Payable and Line of Credit

     The current available line of credit is $40,000,000, of which $19,355,000 and $16,800,000 was borrowed, having a weighted average interest rate of 3.67% and 6.97%, as of June 30, 2002 and 2001, respectively. The maximum amount borrowed during 2002 and 2001 was $29,005,000 and $21,445,000, respectively. The interest on this line is determined monthly at the London Interbank Offered Rate plus 1% on the used line of credit. The cost of the unused line of credit is 0.30%. The current line of credit must be renewed during October, 2002.

 (7)  Long-Term Debt

     In March, 1998 Delta issued $25,000,000 of 7.15% Debentures that mature in March, 2018. Redemption of up to $25,000 annually will be made on behalf of deceased holders within 60 days of notice, subject to an annual aggregate $750,000 limitation. The 7.15% Debentures can be redeemed by the Company after April 1, 2003. Restrictions under the indenture agreement covering the 7.15% Debentures include, among other things, a restriction whereby dividend payments cannot be made unless consolidated shareholders' equity of the Company exceeds $21,500,000. No retained earnings are restricted under the provisions of the indenture.

     In July, 1996 Delta issued $15,000,000 of 8.3% Debentures that mature in July, 2026. Redemption on behalf of deceased holders within 60 days of notice of up to $25,000 per holder will be made annually, subject to an annual aggregate limitation of $500,000. The 8.3% Debentures can be redeemed by the Company beginning in August, 2001 at a 5% premium, such premium declining ratably until it ceases in August, 2006.

     In October, 1993 Delta issued $15,000,000 of 6 5/8% Debentures that mature in October, 2023. Each holder may require redemption of up to $25,000 annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation. The 6 5/8% Debentures can be redeemed by the Company beginning in October, 1998 at a 5% premium, such premium declining ratably until it ceases in October, 2003. The Company may not assume any additional mortgage indebtedness in excess of $2 million without effectively securing the 6 5/8% Debentures equally to such additional indebtedness.

     The Company amortizes debt issuance expenses over the life of the related debt on a straight-line basis, which approximates the effective yield method.


(8)  Fair Values of Financial Instruments

     The fair value of the Company's debentures is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company's debentures at June 30, 2002 and 2001 was estimated to be $47,479,000 and $48,429,000, respectively. The carrying amount in the accompanying consolidated financial statements as of June 30, 2002 and 2001 is $50,350,000 and $51,025,000, respectively.

     The carrying amount of the Company's other financial instruments including cash equivalents, accounts receivable, notes receivable, accounts payable and the non-interest bearing promissory note approximate their fair value.

(9)   Commitments and Contingencies

     The Company has entered into individual employment agreements with its five officers and an agreement with the Chairman of the Board. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of specified benefits over varying periods in certain cases following defined changes in ownership of the Company.


(10)   Rates

     Delta's retail natural gas distribution and its transportation services are subject to the regulatory authority of the Public Service Commission of Kentucky ("PSC") with respect to various aspects of Delta's business, including rates and service to retail and transportation customers. Delta monitors the need to file a general rate case as a way to adjust its sales prices.

     On December 27, 1999, Delta received approval from the PSC for an annual revenue increase of $420,000. This resulted from Delta's last rate case that was filed by Delta in July, 1999. The approval included a weather normalization provision that permits Delta to adjust base rates for the billing months of December through April to reflect variations from normal winter weather.

     Delta's rates include a Gas Cost Recovery ("GCR") clause, which permits changes in Delta's gas supply costs to be reflected in the rates charged to customers. The GCR requires Delta to make quarterly filings with the PSC, but such procedure does not require a general rate case.

     During July, 2001, the PSC required an independent audit of the gas procurement activities of Delta and four other gas distribution companies as part of its investigation of increases in wholesale natural gas prices and their impacts on customers. The PSC indicated that Kentucky distributors had generally developed sound planning and procurement procedures for meeting their customers' natural gas requirements and that these procedures had provided customers with a reliable supply of natural gas at reasonable costs. The PSC noted the events of the prior year, including changes in natural gas wholesale markets, and required the audits to evaluate distributors' gas planning and procurement strategies in light of the recent more volatile wholesale markets, with a primary focus on a balanced portfolio of gas supply that balances cost issues, price risk and reliability. The consultants that were selected by the PSC are currently completing this audit. Delta has received a draft of the consultant's report and is in the process of reviewing and commenting on it. The draft report contains procedural and reporting-related recommendations in the areas of gas supply planning, organization, staffing, controls, gas supply management, gas transportation, gas balancing, response to regulatory change and affiliate relations. The report also addresses several general areas for the five distribution companies involved in the audit, including Kentucky natural gas price issues, hedging, GCR mechanisms, budget billing, uncollectible accounts and forecasting. Delta cannot predict how the PSC will interpret or act on any audit recommendations. As a result, Delta cannot predict the impact of this regulatory proceeding on the Company's financial position or results of operations.

     In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds. No utility may obtain a franchise until it has obtained approval from the PSC to bid on a local franchise. Delta holds franchises in four of the cities and seven other communities it serves. In the other cities and communities served by Delta, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required or do not want to offer a franchise. Delta attempts to acquire or reacquire franchises whenever feasible.

     Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community. To date, the absence of a franchise has had no adverse effect on Delta's operations.


(11)  Operating Segments

     The Company has two segments: (i) a regulated natural gas distribution, transmission and storage segment, and (ii) a non-regulated segment which participates in related ventures, consisting of natural gas marketing and production. The regulated segment represents Delta and the non-regulated segment consists of Delta Resources, Delgasco and Enpro. The Company operates in a single geographic area of central and southeastern Kentucky.

     The  segments  follow the same  accounting  policies  as  described  in the
Summary of Significant Accounting Policies in Note 1 of the Notes to Consolidated Financial Statements. Intersegment transportation revenue and expenses consist of intercompany revenues and expenses from the sale and purchase of gas as well as intercompany gas transportation services. Effective January 1, 2002, the non-regulated segment discontinued the practice of selling gas to the regulated segment. This led to a decline in intersegment revenues and expenses for 2002. Intersegment transportation revenue and expense is recorded at Delta's tariff rates. Transfer pricing for sales of gas between segments is at cost. Operating expenses, taxes and interest are allocated to the non-regulated segment.

     Segment information is shown below for the periods:

($000)                                        2002        2001        2000
                         Revenues
      Regulated
         External customers                  40,370      48,887      33,314
         Intersegment                         3,050       3,244       4,606
              Total regulated                43,420      52,131      37,920
      Non-regulated
         External customers                  15,560      21,883      12,613
         Intersegment                         1,688      27,609      16,249
              Total non-regulated            17,248      49,492      28,862
      Eliminations for intersegment          (4,738)    (30,853)    (20,855)
              Total operating revenues       55,930      70,770      45,927

                    Operating Expenses
      Regulated
         Depreciation                         3,964       3,797       3,940
         Income taxes                         1,599       1,696       1,657
         Other                               30,485      38,662      24,792
              Total regulated                36,048      44,155      30,389
      Non-regulated
         Depreciation                           117          43          49
         Income taxes                           651         536         412
         Other                               15,450      48,167      27,755
              Total non-regulated            16,218      48,746      28,216
      Eliminations for intersegment          (4,738)    (30,853)    (20,855)
              Total operating expenses       47,528      62,048      37,750




($000)                                           2002        2001        2000

                Other Income and Deductions
      Regulated                                  17          31          43
      Non-regulated                             -__         -__         -__
             Total other income and deducti      17          31          43

                     Interest Charges
      Regulated                               4,768       5,191       4,766
      Non-regulated                              25          42          41
      Eliminations for intersegment             (11)       (116)        (52)
             Total interest charges           4,782       5,117       4,755

                        Net Income
      Regulated                               2,621       2,817       2,808
      Non-regulated                           1,016         819         657
            Total net income                  3,637       3,636       3,465

                          Assets
      Regulated                             124,764     120,710     108,876
      Non-regulated                           1,723       3,469       4,043
           Total assets                     126,487     124,179     112,919

                   Capital Expenditures
      Regulated                               9,415       7,070       8,796
      Non-regulated                               7         -__         -__
           Total capital expenditures         9,422       7,070       8,796

(12)     Quarterly Financial Data (Unaudited)

     The quarterly data reflects, in the opinion of management, all normal recurring adjustments necessary to present fairly the results for the interim periods.

                                                                   Basic and
                                                                Diluted Earnings
                     Operating     Operating      Net Income  (Loss) per Common
                     Revenues       Income          (Loss)          Share(a)
Quarter Ended

Fiscal 2002

September 30      $    7,258,892    $      479,305  $    (778,325)     $   (.31)
December 31           12,580,389         1,880,382         591,751          .24
March 31              25,158,025         4,843,984       3,745,226         1.49
June 30               10,932,474         1,197,781          78,061          .03

Fiscal 2001

September 30      $   6,722,188     $      152,070  $  (1,055,810)      $  (.43)
December 31          16,941,117          2,081,843        765,633           .31
March 31             32,330,755          5,315,853      3,983,175          1.60
June 30              14,776,096          1,171,953        (57,103)         (.02)


(a) Quarterly earnings per share may not equal annual earnings per share due to changes in shares outstanding.

                             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:

We have audited the accompanying consolidated balance sheet of Delta Natural Gas Company, Inc. and subsidiaries (the "Company") as of June 30, 2002, and the related consolidated statements of capitalization, income, cash flows and changes in shareholders' equity for the year ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


Cincinnati, Ohio
August 19, 2002

THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP



Report of Independent Public Accountants

To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:

     We have audited the accompanying consolidated balance sheets and statements of capitalization of DELTA NATURAL GAS COMPANY, INC. (a Kentucky corporation) and subsidiary companies as of June 30, 2001 and 2000, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.




                                                   Arthur Andersen LLP

Louisville, Kentucky

August 10, 2001

Management's Statement of Responsibility for Financial Reporting and Accounting

     Management is responsible for the preparation, presentation and integrity of the financial statements and other financial information in this report. In preparing financial statements in conformity with accounting principles generally accepted in the United States management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

     The Company maintains a system of accounting and internal controls which management believes provides reasonable assurance that the accounting records are reliable for purposes of preparing financial statements and that the assets are properly accounted for and protected.

     The Board of Directors pursues its oversight role for these financial statements through its Audit Committee, which consists of four outside directors. The Audit Committee meets periodically with management to review the work and monitor the discharge of their responsibilities. The Audit Committee also meets periodically with the Company's internal auditor as well as Deloitte & Touche LLP, the independent auditors, who have full and free access to the Audit Committee, with or without management present, to discuss internal accounting control, auditing and financial reporting matters.




Glenn R. Jennings                 John F. Hall                  John B. Brown
President & Chief Executive       Vice President - Finance,     Controller
Officer                           Secretary & Treasurer

Consolidated Statistics

For the Years Ended June 30,        2002     2001     2000     1999     1998

Average Retail Customers Served
   Residential                    33,624   33,691   33,251   32,429   31,953
   Commercial                      5,235    5,227    5,110    4,958    4,873
   Industrial                         62       65       66       68       70

      Total                       38,921   38,983   38,427   37,455   36,896

Operating Revenues ($000)
   Residential sales              23,202   28,088   19,672   17,329   19,969
   Commercial sales               13,832   17,040   10,952   10,039   11,890
   Industrial sales                1,141    2,046    1,104    1,173    1,576
   On-system transportation        3,826    3,895    4,056    4,107    3,877
   Off-system transportation       1,220      814      522      363      483
   Non-regulated sales            12,511   18,640    9,431    5,491    6,335
   Other                             198      247      190      170      128

      Total                       55,930   70,770   45,927   38,672   44,258

System Throughput
(Million Cu. Ft.)
   Residential sales               2,133    2,614    2,266    2,223    2,377
   Commercial sales                1,389    1,666    1,397    1,401    1,504
   Industrial sales                  142      249      174      189      231

      Total retail sales           3,664    4,529    3,837    3,813    4,112

   On-system transportation        4,866    4,768    4,703    4,434    3,467

   Off-system transportation       3,590    2,677    1,672    1,144    1,489

      Total                       12,120   11,974   10,212    9,391    9,068

Average Annual Consumption Per
  Average Residential Customer
  (Thousand Cu. Ft.)                  63       78       68       69       74
Lexington, Kentucky Degree Days
   Actual                          4,137    4,961    4,162    4,188    4,397
   Percent of 30 year average
                         (4,646)    89.0    106.8     89.6     90.1     94.6
Average Revenue Per Mcf Sold
  at Retail ($)                    10.42    10.42     8.27     7.49     8.13

Average Gas Cost Per Mcf Sold
  at Retail ($)                     5.39     6.07     3.77     3.69     4.60

Directors & Officers

Board of Directors

Donald R. Crowe (a)
Retired Senior Analyst
Department of Insurance
Commonwealth of Kentucky
Lexington, Kentucky

Jane Hylton Green (b)
Retired Vice President-
Human Resources and
Corporate Secretary

Lanny D. Greer (b)
Chairman of the Board and President
First National Financial
Corporation and First National Bank
(commercial banking)
Manchester, Kentucky

Billy Joe Hall (b)
Investment Broker
LPL Financial Services
(general brokerage services)
Mount Sterling, Kentucky

Glenn R. Jennings (c)
Vice Chairman of the Board, President
and Chief Executive Officer

Lewis N. Melton (a)
Professional Engineer
Secretary
Vaughn & Melton, Inc.
(consulting engineering)
Middlesboro, Kentucky

Harrison D. Peet (c)
Chairman of the Board
Retired President
and Chief Executive Officer

Arthur E. Walker, Jr. (a)(c)
President
The Walker Company
(general and highway construction)
Mount Sterling, Kentucky


Michael R. Whitley (b)
Retired Vice Chairman of the Board,
President and Chief Operating Officer
LG & E Energy Corp.
(diversified utility)
Louisville, Kentucky



(a) Member of Nominating and
     Compensation Committee
(b) Member of Audit Committee
(c) Member of Executive Committee


Officers

John B. Brown
Controller

Johnny L. Caudill
Vice President-
Administration and
Customer Service

John F. Hall
Vice President-
Finance, Secretary and Treasurer

Alan L. Heath
Vice President-
Operations and Engineering

Glenn R. Jennings
President and
Chief Executive Officer



Corporate Information
Shareholders' Inquiries

Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to Fifth Third Bank, the Transfer Agent and Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to: Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, e-mail: ebennett@deltagas.com.


Independent Public Accountants
Deloitte &  Touche LLP
Suite 1900
250 East Fifth Street
Cincinnati, Ohio  45202

Trustee and Interest Paying Agents for Debentures
6 5/8% due 2023

Corporate Trust Bank One
235 W. Schrock Rd.
Westerville, Ohio 43081

8.3% due 2026; 7.15% due 2018

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45202

Disbursement Agent, Transfer Agent and Registrar for Common Shares; Dividend Reinvestment and Stock Purchase Plan Administrator and Agent Fifth Third Bank
Corporate Trust Services
38 Fountain Square Plaza
Mail Drop #10AT66
Cincinnati, Ohio  45202

2002 Annual Report

This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.


2002 Annual Meeting

The annual meeting of shareholders of the Company will be held at the General Office of the Company in Winchester, Kentucky on November 21, 2002, at 10:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about October 14, 2002.

SEC Form 10-K

A copy of Delta's most recent annual report on SEC Form 10-K is available, without charge, upon written request to Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.


Dividend Reinvestment and Stock Purchase Plan

This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without paying brokerage fees. Participants may reinvest their dividends and make optional cash payments to acquire additional shares. Fifth Third Bank administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Emily P. Bennett, Director-Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, e-mail: ebennett@deltagas.com.